Mining Claim Sale Contract

This Mining Claim Sale Contract (the "Contract") is made by and between James Lane, Dorman Cox, Erik Thompson, Lee Meyer, Bobbie Meyer, Charles Hamilton, Laurel Hamilton and Raymond Huckaba ("Sellers") and Advanced Mineral Technologies Inc. ("Buyer").

The Effective Date shall be the date of signature by the later party to sign the Contract.

Property to be Sold
A. Buyer agrees to purchase and Sellers agrees to sell the real property and the improvements thereon (the "Property") commonly known as: Rogue Mining Claims.

B. The legal description of the Property is: East 1/2 of Section II, the Southwest II4 of Section 12, the South 112 of Section 14, the South II2 of Section 13 and the West 112 of Section 18, township 29 south Range 3 East, WWM, Douglas County Oregon.

Purchase Price.
A. The Purchase Price for the Property is 400,000 shares of AMT Inc.
Common stock.

Closing and Possession.
The closing of this Contract for the sale and purchase of the Property shall be not later than July 29; 2005-, or such other date as maybe agreed by the parties (the "Closing Date"). The closing sha11 be conducted at 7234 N. Applegate Road, Grants Pass, Oregon, 97527 at a mutually convenient time during business hours. Unless otherwise agreed by the parties, Buyer shall have possession of the Property immediately following the closing.

Parties.
If Se11er or Buyer constitutes two or more persons, the terms "Seller" or "Buyer" shall be construed to read "Se11ers" or "Buyers" whenever the sense of the Contract requires. Unless identified as Seller or Buyer, no real estate professional, escrow agent or closing agent is a party to this Contract.

Entire Agreement.
This Contract constitutes the complete agreement of the parties concerning the sale and purchase of the Property. It supersedes all previous agreements, whether oral or written. This Contract may be modified only by a further writing signed by the parties.

Notices.
Any notice required or permitted under this Contract sha11 be deemed sufficiently given if hand delivered, or if sent by United States certified mail, return receipt requested, or registered mail, as follows: If to Seller: Ray Huckaba, 7234 N. Applegate Rd. Grants Pass, Oregon, 97527, and if to Buyer: Advanced Mineral Technologies Inc., 233 Rogue River Hwy, Box 1074, Grants Pass, Or. 97527. Seller and Buyer shall each have the right from time to time to change the place notice is to be given under this section by written notice thereof to the other party.

Headings.
Headings used in this Agreement are provided for convenience only and shall not be used to construe the meaning or intent of any term.

Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the state where the Property is located.

/s/Ray Huckaba                   /s/Doug Hamilton
------------------------         ----------------------
Ray Huckaba for the Sellers      Doug Hamilton for AMT Inc.

Date:  2/29/2995                 Date: 2/29/2005